Exhibit 99.1

LIBERTY MEDIA CORPORATION REPORTS

THIRD QUARTER 2017 FINANCIAL RESULTS

Englewood, Colorado, November 9, 2017 - Liberty Media Corporation ("Liberty Media" or “Liberty”) (NASDAQ: LSXMA, LSXMB, LSXMK, BATRA, BATRK, FWONA, FWONK) today reported third quarter 2017 results.  Highlights include(1):

•	Attributed to Liberty SiriusXM Group
o	SiriusXM reported strong third quarter 2017 results
▪	Third quarter revenue climbed 8% to $1.4 billion
▪	Quarterly net income increased 42% to $276 million; diluted EPS grew 49% to $0.06
▪	Adjusted EBITDA(2) grew 12% to a quarterly record of $551 million and margin of 39.9%
▪	Quarterly operating cash flow rose 24% to $521 million
▪	Free cash flow(2) grew 22% to a quarterly record $434 million
▪	Self-pay net subscribers increased 311,000 to reach approximately 27 million
▪	SiriusXM increased 2017 guidance for revenue, adjusted EBITDA and free cash flow
o	SiriusXM closed second stage of $480 million investment in Pandora, representing approximately 19% interest or approximately 16% on as converted basis
o	Liberty Media’s ownership of SiriusXM stood at 68.8% as of October 23rd
•	Attributed to Formula One Group
o	Announced several broadcast agreements, including TF1 free-to-air agreement in France, FOX SPORTS in Australia, ESPN multimedia agreement in the US and satellite radio agreement with SiriusXM
o	Completed multi-year extensions for Grands Prix in China and Singapore
o	Proposed, jointly with the FIA, overall framework for 2021 power unit definition
•	Attributed to Braves Group
o	Finished successful first season at SunTrust Park with meaningful increases in ticket sales, concessions and retail revenue
o	Remaining Battery Atlanta development on-time and on-budget

“Formula 1 delivered exciting racing, with five different drivers standing atop the podium so far this season, and Lewis Hamilton securing his fourth World Championship in Mexico City,” said Greg Maffei, Liberty Media President and CEO.  “The Atlanta Braves new SunTrust Park is living up to its potential, and we saw meaningful increases across the board in revenue.  SiriusXM again posted strong results and completed its investment in Pandora.”

Unless otherwise noted, the following discussion compares financial information for the three months ended September 30, 2017 to the same period in 2016.

LIBERTY SIRIUSXM GROUP – The following table provides the financial results attributed to Liberty SiriusXM Group for the third quarter of 2017. In the third quarter, approximately $13 million of corporate level selling, general and administrative expense (including stock-based compensation expense) was allocated to the Liberty SiriusXM Group.

	3Q16	3Q17	% Change
	amounts in millions
Liberty SiriusXM Group
Revenue
SiriusXM	$1,276	$1,379	8%
Total Liberty SiriusXM Group	$1,276	$1,379	8%
Operating Income (Loss)
SiriusXM	381	421	10%
Corporate and other	(14)	(13)	7%
Total Liberty SiriusXM Group	$367	$408	11%
Adjusted OIBDA
SiriusXM	490	549	12%
Corporate and other	(8)	(6)	25%
Total Liberty SiriusXM Group	$482	$543	13%

The increases in Liberty SiriusXM Group revenue, operating income and adjusted OIBDA(2) were primarily attributable to an increase in SiriusXM’s daily weighted average number of subscribers and an increase in SiriusXM’s average monthly revenue per subscriber due to certain rate increases.

SiriusXM is a separate publicly traded company and additional information about SiriusXM can be obtained through its website and filings with the Securities and Exchange Commission.  SiriusXM reported its stand-alone third quarter results on October 25, 2017.  For additional detail on SiriusXM’s financial results for the third quarter, please see SiriusXM’s earnings release posted to their Investor Relations website. For presentation purposes on page one of this release, we include the results of SiriusXM, as reported by SiriusXM, without regard to the purchase accounting adjustments applied by us for purposes of our financial statements.  Liberty Media believes the presentation of financial results as reported by SiriusXM is useful to investors as the comparability of those results is best understood in the context of SiriusXM's historical financial presentation.  For a reconciliation of revenue, adjusted OIBDA (as defined by Liberty Media) and operating income for SiriusXM's stand-alone operating results as reported by SiriusXM to those results as reported by Liberty Media, see Liberty Media's Form 10-Q for the quarter ended September 30, 2017.

The businesses and assets attributed to Liberty SiriusXM Group consist primarily of Liberty Media’s interest in SiriusXM.

FORMULA ONE GROUP – The following table provides the financial results attributed to the Formula One Group for the third quarter of 2017. In the third quarter, the Formula One Group incurred approximately $7 million of corporate level selling, general and administrative expense (including stock-based compensation expense).

“We are looking forward to the final Grands Prix of the season in Sao Paulo and Abu Dhabi,” said Chase Carey,
Formula 1 Chairman and CEO. “We are focused on making the sport even greater through fan engagement to produce long term results.”

	3Q16		3Q17
	amounts in millions
Formula One Group
Revenue
Formula 1	$	NA	$501
Corporate and other		—	—
Total Formula One Group		$—	$501
Operating Income (Loss)
Formula 1	$	NA	$(10)
Corporate and other		(16)	(7)
Total Formula One Group		$(16)	$(17)
Adjusted OIBDA
Formula 1	$	NA	$106
Corporate and other		(13)	(2)
Total Formula One Group		$(13)	$104

Liberty completed the acquisition of F1 on January 23, 2017.  Liberty maintained an investment in F1 from September 7, 2016 until January 23, 2017, which was accounted for as a cost investment. For comparison and discussion purposes, the pro forma results of F1 are presented below for the full three months ended September 30, 2017 and 2016, inclusive of purchase accounting adjustments, as if the acquisition of F1 occurred on January 1, 2016. The purchase price allocation related to the F1 business combination and pro forma adjustments are preliminary and have been made available solely for the purpose of providing comparative pro forma condensed consolidated financial information. The financial information below is presented for illustrative purposes only and does not purport to represent the actual results of F1 had the business combination occurred on January 1, 2016, or to project the results of operations of Liberty for any future periods.

Pro Forma F1 Operating Results

	3Q16	3Q17	% Change
	amounts in millions
Primary Formula 1 revenue	$453	$430	(5)%
Other Formula 1 revenue	67	71	6%
Total Formula 1 revenue	$520	$501	(4)%
Operating expenses (excluding stock-based compensation included below):
Team payments	(316)	(273)	14%
Other cost of Formula 1 revenue	(86)	(81)	6%
Cost of Formula 1 revenue	$(402)	$(354)	12%
Selling, general and administrative expenses	(31)	(36)	(16)%
Adjusted OIBDA	$87	$111(1)	28%
Stock-based compensation	—	(7)	—%
Depreciation and Amortization	(113)	(114)	(1)%
Operating loss	$(26)	$(10)	61%

Number of races in period	7	6

(1)	Pro forma adjusted OIBDA for the third quarter is net of $5 million of transaction expenses related to the F1 acquisition recognized during the quarter.

Primary F1 revenue represents the majority of F1’s revenue and is derived from (i) race promotion fees, (ii) broadcasting fees and (iii) advertising and sponsorship fees. Broadcast revenue decreased due to the impact of slightly lower proportionate recognition of season-based income during the quarter (6/20 races in the third quarter of 2017 compared to 7/21 races in the third quarter of 2016) and the adverse impact of weaker prevailing foreign currency exchange rates used to translate a small number of Pound and Euro-denominated contracts into US dollars, partially offset by higher contractual rates.  Race promotion and advertising and sponsorship revenue decreased due to one less event being held in the third quarter of 2017 compared to the same period in 2016.  Other F1 revenue increased modestly during the third quarter primarily due to higher logistics and digital media revenue, partially offset by lower spend by GP3 series’ competing teams due to it being the second year of the GP3 vehicle cycle.

Operating loss decreased and adjusted OIBDA increased in the third quarter.  Cost of F1 revenue decreased primarily driven by  lower team payments due to the pro rata recognition of such payments during the season and a decrease in other costs primarily due to lower circuit fees at one race, partially offset by increased costs related to spend on fan engagement, filming in Ultra High-Definition and higher freight costs. Selling, general and administrative expense increased as a result of additional headcount and new corporate offices, and stock-based compensation increased related to awards granted to members of F1 management.

The businesses and assets attributed to the Formula One Group consist of all of Liberty Media’s businesses and assets other than those attributed to the Liberty SiriusXM Group and the Braves Group, including Liberty Media’s subsidiary F1,  its interest in Live Nation, minority equity investments in Time Warner and Viacom and an intergroup interest in the Braves Group.  There are approximately 9.1 million notional shares of the Braves Group underlying the Formula One Group’s 15.5% intergroup interest as of October 31, 2017.

BRAVES GROUP - The following table provides the financial results attributed to the Braves Group for the third quarter of 2017. In the third quarter, approximately $1 million of corporate level selling, general and administrative expense (including stock-based compensation expense) was allocated to the Braves Group.

	3Q16	3Q17
	amounts in millions
Braves Group
Revenue
Corporate and other	$109	$185
Total Braves Group	$109	$185
Operating Income (Loss)
Corporate and other	1	(9)
Total Braves Group	$1	$(9)
Adjusted OIBDA
Corporate and other	16	48
Total Braves Group	$16	$48

The following table provides the operating results of Braves Holdings, LLC (“Braves”).

Braves Operating Results

	3Q16	3Q17	% Change
	amounts in millions
Total revenue	$109	$185	70%
Operating expenses (excluding stock-based compensation included below):
Other operating expenses	(78)	(109)	(40)%
Selling, general and administrative expenses	(15)	(27)	(80)%
Adjusted OIBDA	$16	$49	206%
Stock-based compensation	(2)	(33)	(1,550)%
Depreciation and Amortization	(12)	(24)	(100)%
Operating income (loss)	$2	$(8)	(500)%

Number of home game openings in period	35	41

The increase in Braves revenue in the quarter was primarily attributable to an increase in ballpark operations revenue driven by the Braves move to their new ballpark, SunTrust Park. Ticket sales, concessions, corporate sales, suites and premium seat fees all increased during the third quarter.

Operating loss increased compared to the prior year primarily as a result of increased stock-based compensation expense due to an increase in the estimated value of the Braves, combined with the continued vesting of outstanding awards, which resulted in a higher accrual for Braves’ equity compensation. Increased depreciation and amortization expense due to the depreciation of assets associated with the Braves mixed-use facility and SunTrust Park also impacted the operating loss. Adjusted OIBDA increased primarily due to the increase in ballpark operations revenue as discussed above, partially offset by increased costs associated with baseball and ballpark operations and the mixed-use facility.

The Formula One Group holds an approximate 15.5% intergroup interest in the Braves Group as of October 31, 2017. Assuming the issuance of the shares underlying the intergroup interest held by the Formula One Group, the Braves Group outstanding share count as of October 31, 2017 would have been 58.6 million.

The businesses and assets attributed to the Braves Group consist primarily of Liberty Media’s subsidiary the Braves, which indirectly owns the Atlanta Braves major league baseball team, five minor league baseball clubs and certain assets and liabilities associated with its ballpark and mixed-use development project.

Share Repurchases

There were no repurchases of Series A or Series C Liberty SiriusXM common stock, Series A or Series C Liberty Braves common stock or Series A or Series C Liberty Formula One common stock from August 1, 2017 through October 31, 2017.  The total remaining repurchase authorization for Liberty Media is approximately $1.3 billion and can be applied to repurchases of Series A and Series C shares of any of the Liberty Media Corporation tracking stocks.

FOOTNOTES

1)

Liberty Media's President and CEO, Greg Maffei, will discuss these highlights and other matters on Liberty Media's earnings conference call which will begin at 12:15 p.m. (E.S.T.) on November 9, 2017.  For information regarding how to access the call, please see “Important Notice” later in this document.

2)	For definitions of adjusted OIBDA (as defined by Liberty Media) and adjusted EBITDA and free cash flow (as defined by SiriusXM) and applicable reconciliations see the accompanying schedules.

NOTES

The following financial information with respect to Liberty Media's equity affiliates and available for sale securities is intended to supplement Liberty Media's condensed consolidated balance sheet and statement of operations to be included in its Form 10-Q for the period ended September 30, 2017.

Fair Value of Corporate Public Holdings

(amounts in millions)	6/30/2017		9/30/2017
Liberty SiriusXM Group(1)	$	N/A	$	N/A
Formula One Group
Live Nation Equity Method Investment(2)		$2,427		3,033
Other Public Holdings(3)		509		502
Total Formula One Group		$2,936		$3,535
Braves Group		N/A		N/A
Total Liberty Media		$2,936		$3,535

(1)	SiriusXM’s investment in Pandora excluded from public holdings presented above.
(2)

Represents the fair value of the equity investment attributed to Formula One Group.  In accordance with GAAP, Liberty Media accounts for its investment in the equity of Live Nation using the equity method of accounting and includes it in its condensed consolidated balance sheet at its historical carrying value of $755 million and $805 million as of June 30, 2017 and September 30, 2017,  respectively.

(3)	Represents the carrying value of other public holdings which are accounted for at fair value.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	6/30/2017	9/30/2017
Cash and Cash Equivalents Attributable to:
Liberty SiriusXM Group(1)	$173	$234
Formula One Group(2)	443	420
Braves Group	128	129
Total Liberty Consolidated Cash and Cash Equivalents (GAAP)	$744	$783

Debt:
SiriusXM senior notes(3)	$5,500	$6,500
Margin loans	250	250
Other subsidiary debt(4)	1,011	299
Total Attributed Liberty SiriusXM Group Debt	$6,761	$7,049
Unamortized discount, fair market value adjustment and deferred loan costs	(44)	(67)
Total Attributed Liberty SiriusXM Group Debt (GAAP)	$6,717	$6,982

1.375% cash convertible notes due 2023(5)	1,000	1,000
1% cash convertible notes due 2023(5)	450	450
2.25% exchangeable senior debentures due 2046(5)	445	445
Live Nation margin loan	350	350
Formula 1 bank loans	3,402	3,302
Delta Topco exchangeable notes(5)	351	27
Other corporate level debt	35	35
Total Attributed Formula One Group Debt	$6,033	$5,609
Fair market value adjustment	272	325
Total Attributed Formula One Group Debt (GAAP)	$6,305	$5,934

Atlanta Braves debt(6)	511	585
Total Attributed Braves Group Debt	$511	$585
Deferred loan costs	(9)	(9)
Total Attributed Braves Group Debt (GAAP)	$502	$576

Total Liberty Media Corporation Debt (GAAP)	$13,524	$13,492

(1)	Includes $43 million and $74 million of cash and liquid investments held at SiriusXM as of June 30, 2017 and September 30, 2017, respectively.
(2)	Includes $297 million and $274 million of cash and liquid investments held at Formula 1 as of June 30, 2017 and September 30, 2017, respectively.
(3)	Outstanding principal amount of Senior Notes with no reduction for the net unamortized discount.
(4)	Includes SiriusXM capital leases and borrowings under the SiriusXM revolving credit facility.
(5)	Face amount of the cash convertible notes and exchangeable debentures with no fair market value adjustment.
(6)

Includes Atlanta National League Baseball Club, LLC borrowings, Braves Stadium Company, LLC debt to fund the construction of the new ballpark and drawdowns under various credit facilities to fund development costs for the mixed-use development.

Total cash and liquid investments attributed to Liberty SiriusXM Group increased  $61 million during the quarter as cash from operations and net debt borrowings more than offset approximately $308 million spent to complete the second stage of SiriusXM’s investment in Pandora as well as stock repurchases, dividends paid to shareholders and capital expenditures at SiriusXM. Included in the cash and liquid investments balance attributed to Liberty SiriusXM Group at September 30,

2017 is $74 million held at SiriusXM.  Although SiriusXM is a consolidated subsidiary, it is a separate public company with a significant non-controlling interest, therefore Liberty Media does not have ready access to SiriusXM’s cash balance.

Total debt attributed to Liberty SiriusXM Group increased $288 million during the quarter primarily due to net borrowings at SiriusXM. During the third quarter, SiriusXM issued $1.0 billion aggregate principal amount of 3.875% Senior Notes due 2022 and $1.5 billion aggregate principal amount of 5.00% Senior Notes due 2027, which was partially offset by the redemption of $1.5 billion across various tranches of Senior Notes and net repayments under SiriusXM’s credit facility.

Total cash and liquid investments attributed to the Formula One Group decreased  $23 million during the quarter, primarily as a result of debt repayments, partially offset by cash from operations and working capital swings due to the seasonality of the business.

Total debt attributed to Formula One Group decreased approximately $424  million primarily as a result of the repayment of debt at F1 and the Exchangeable Notes (described below).  On August 3, 2017, Liberty closed a $200 million add-on to F1’s $3.1 billion first lien term loan. The add-on is on the same terms as the existing first lien term loan and has a rate of 3.25%, which was further reduced to 3.00% after September 2, 2017 due to certain upgraded credit ratings. F1 used the proceeds from the $200 million term loan, together with cash on hand, to repay the remaining $300 million of F1’s second lien term loan. Liberty also amended the first lien term loan agreement to, among other things, increase F1’s available revolving credit facility capacity from $75 million to $500 million, which was undrawn as of September 30, 2017. The term loan and revolving credit facility remain non-recourse to Liberty.

On September 22, 2017, Liberty closed a secondary offering on behalf of certain F1 selling shareholders of 17.7 million shares of Series C Liberty Formula One common stock ("FWONK") at a price of $37.40 per share. The offering included approximately 14.5 million shares of FWONK that were issued to the selling shareholders in exchange for approximately $323.2 million aggregate principal amount of Exchangeable Notes, and accrued interest thereon, issued to the F1 selling shareholders in connection with the F1 acquisition.  Liberty did not receive any proceeds from the offering.

On October 27, 2017, Liberty launched an exchange offer to exchange all, but not less than all, of the remaining outstanding Exchangeable Notes issued to the F1 selling shareholders in connection with the F1 acquisition. Upon exchange, noteholders will receive (i) a number of FWONK shares equal to the principal amount owned divided by the $22.323 conversion price, rounded up to the nearest whole share, and (ii) cash equal to all unpaid interest had the Exchangeable

Notes been held until maturity on July 23, 2019. The exchange offer expires at midnight, New York City time, at the end of Friday, November 24, 2017, unless extended or earlier terminated.

As of October 31, 2017, there are approximately 230.8 million shares of Formula One Group common stock outstanding, pro forma for the approximately 1.2 million shares of FWONK issuable upon exchange of the remaining Exchangeable Notes.  Based on this share count, the original selling shareholders of F1 who acquired shares of FWONK in January 2017 in connection with the Formula 1 acquisition own approximately 3% of the equity of the Formula One Group, assuming no prior or subsequent acquisitions of Liberty Formula One common stock.

Total cash and liquid investments attributed to the Braves Group was flat in the quarter as capital expenditures related to the construction of the new ballpark and adjacent mixed-use development were offset by cash from operations and additional borrowings.

As of September 30, 2017, approximately $718 million had been spent on the new ballpark, of which approximately $390 million of funding was provided by Cobb County and related entities and $328 million provided by the Braves.  As of September 30, 2017, approximately $398 million had been spent on the mixed-use development (including $7 million of cost towards future development phases, including purchased land cost, not reflected in the currently forecasted equity contribution towards the mixed-use development). The Braves have provided $364 million of this funding, of which approximately $188 million was contributed in equity and approximately $176 million in debt.

Total debt attributed to the Braves Group increased by $74 million primarily as a result of additional borrowings for funding the ballpark and mixed-use development.

Important Notice: Liberty Media Corporation (Nasdaq: LSXMA, LSXMB, LSXMK, FWONA, FWONK, BATRA, BATRK) President and CEO, Greg Maffei, will discuss Liberty Media's earnings release on a conference call which will begin at 12:15 p.m. (E.S.T.) on November 9, 2017.  The call can be accessed by dialing (844) 838-8043 or (678) 509-7480 at least 10 minutes prior to the start time.  The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://www.libertymedia.com/events.  Links to this press release will also be available on the Liberty Media website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, the future financial performance of F1’s business, the new ballpark for the Atlanta Braves and completion of the associated mixed-use development, expansion of the Formula 1 brand, completion of the exchange offer for the Exchangeable Notes, the continuation of our stock repurchase plan and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, regulatory matters affecting our businesses, the unfavorable outcome of pending or future litigation, the failure to realize benefits of acquisitions, rapid technological and industry change, failure of third parties to perform, changes in consumer protection laws and their enforcement, continued access to capital on terms acceptable to Liberty Media, satisfaction of the conditions to completing the exchange offer for the Exchangeable Notes and changes in law and market conditions conducive to stock repurchases.  These forward-looking statements speak only as of the date of this press release, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including the most recent Forms 10-K and 10-Q, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media's business which may affect the statements made in this press release.

Contact: Courtnee Chun (720) 875-5420

LIBERTY MEDIA CORPORATION

BALANCE SHEET INFORMATION

September 30, 2017 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Intergroup	Consolidated
	Group	Group	Group	Eliminations	Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$234	129	420	—	783
Trade and other receivables, net	225	51	77	—	353
Other current assets	198	23	78	—	299
Total current assets	657	203	575	—	1,435
Intergroup interest in the Braves Group	—	—	230	(230)	—
Investments in available-for-sale securities and other cost investments	552	8	560	—	1,120
Investments in affiliates, accounted for using the equity method	680	111	981	—	1,772

Property and equipment, at cost	2,191	1,120	174	—	3,485
Accumulated depreciation	(859)	(36)	(76)	—	(971)
	1,332	1,084	98	—	2,514

Intangible assets not subject to amortization
Goodwill	14,247	180	3,968	—	18,395
FCC licenses	8,600	—	—	—	8,600
Other	931	143	—	—	1,074
	23,778	323	3,968	—	28,069
Intangible assets subject to amortization, net	971	59	5,212	—	6,242
Other assets	147	15	569	(30)	701
Total assets	$28,117	1,803	12,193	(260)	41,853

Liabilities and Equity
Current liabilities:
Intergroup payable (receivable)	$(9)	(21)	30	—	—
Accounts payable and accrued liabilities	838	108	154	—	1,100
Current portion of debt	4	43	—	—	47
Deferred revenue	1,846	27	306	—	2,179
Other current liabilities	8	—	20	—	28
Total current liabilities	2,687	157	510	—	3,354
Long-term debt	6,978	533	5,934	—	13,445
Deferred income tax liabilities	2,292	75	477	(30)	2,814
Redeemable intergroup interest	—	230	—	(230)	—
Other liabilities	285	438	63	—	786
Total liabilities	12,242	1,433	6,984	(260)	20,399
Equity / Attributed net assets	10,277	355	5,207	—	15,839
Noncontrolling interests in equity of subsidiaries	5,598	15	2	—	5,615
Total liabilities and equity	$28,117	1,803	12,193	(260)	41,853

LIBERTY MEDIA CORPORATION

STATEMENT OF OPERATIONS
Three months ended September 30, 2017 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Revenue:
Subscriber revenue	$1,136	—	—	1,136
Formula 1 revenue	—	—	501	501
Other revenue	243	185	—	428
Total revenue	1,379	185	501	2,065
Operating costs and expenses, including stock-based compensation:
Cost of subscriber services (exclusive of depreciation shown separately below):
Revenue share and royalties	297	—	—	297
Programming and content	98	—	—	98
Customer service and billing	95	—	—	95
Other	29	—	—	29
Cost of Formula 1 revenue	—	—	354	354
Subscriber acquisition costs	119	—	—	119
Other operating expenses	30	109	—	139
Selling, general and administrative	210	61	53	324
Depreciation and amortization	93	24	111	228
	971	194	518	1,683
Operating income (loss)	408	(9)	(17)	382
Other income (expense):
Interest expense	(95)	(7)	(57)	(159)
Share of earnings (losses) of affiliates, net	34	68	53	155
Realized and unrealized gains (losses) on financial instruments, net	62	—	(44)	18
Unrealized gains (losses) on intergroup interest	—	(12)	12	—
Other, net	(19)	1	7	(11)
	(18)	50	(29)	3
Earnings (loss) from continuing operations before income taxes	390	41	(46)	385
Income tax (expense) benefit	(116)	(19)	11	(124)
Net earnings (loss)	274	22	(35)	261
Less net earnings (loss) attributable to the noncontrolling interests	91	—	2	93
Net earnings (loss) attributable to Liberty stockholders	$183	22	(37)	168

Programming and content	7	—	—	7
Customer service and billing	1	—	—	1
Other	2	—	—	2
Other operating expenses	4	—	—	4
Selling, general and administrative	28	33	10	71
Stock compensation expense	$42	33	10	85

LIBERTY MEDIA CORPORATION

STATEMENT OF OPERATIONS
Three months ended September 30, 2016 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Revenue:
Subscriber revenue	$1,069	—	—	1,069
Other revenue	207	109	—	316
Total revenue	1,276	109	—	1,385
Operating costs and expenses, including stock-based compensation:
Cost of subscriber services (exclusive of depreciation shown separately below):
Revenue share and royalties	273	—	—	273
Programming and content	90	—	—	90
Customer service and billing	95	—	—	95
Other	31	—	—	31
Subscriber acquisition costs	121	—	—	121
Other operating expenses	18	78	—	96
Selling, general and administrative	202	18	15	235
Depreciation and amortization	79	12	1	92
	909	108	16	1,033
Operating income (loss)	367	1	(16)	352
Other income (expense):
Interest expense	(93)	—	(5)	(98)
Share of earnings (losses) of affiliates, net	2	2	33	37
Realized and unrealized gains (losses) on financial instruments, net	—	—	7	7
Unrealized gains (losses) on intergroup interest	—	(25)	25	—
Other, net	1	1	3	5
	(90)	(22)	63	(49)
Earnings (loss) from continuing operations before income taxes	277	(21)	47	303
Income tax (expense) benefit	(127)	(1)	(6)	(134)
Net earnings (loss)	150	(22)	41	169
Less net earnings (loss) attributable to the noncontrolling interests	54	—	—	54
Net earnings (loss) attributable to Liberty stockholders	$96	(22)	41	115

Programming and content	6	—	—	6
Customer service and billing	1	—	—	1
Other	1	—	—	1
Other operating expenses	3	—	—	3
Selling, general and administrative	25	3	2	30
Stock compensation expense	$36	3	2	41

LIBERTY MEDIA CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Nine months ended September 30, 2017 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$648	(29)	(158)	461
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	270	50	295	615
Stock-based compensation	113	41	28	182
Share of (earnings) loss of affiliates, net	(32)	(72)	(63)	(167)
Unrealized (gains) losses on intergroup interest, net	—	43	(43)	—
Realized and unrealized (gains) losses on financial instruments, net	(62)	—	105	43
Noncash interest expense	4	1	4	9
Losses (gains) on dilution of investment in affiliate	—	—	(4)	(4)
Deferred income tax expense (benefit)	321	28	(63)	286
Intergroup tax allocation	(11)	(18)	29	—
Intergroup tax (payments) receipts	4	15	(19)	—
Other charges (credits), net	36	—	10	46
Changes in operating assets and liabilities
Current and other assets	18	(41)	28	5
Payables and other liabilities	1	(59)	(105)	(163)
Net cash provided (used) by operating activities	1,310	(41)	44	1,313
Cash flows from investing activities:
Investments in and loans to cost and equity investees	(750)	(2)	(8)	(760)
Cash proceeds from sale of investments	—	5	15	20
Net cash paid for the acquisition of Formula 1	—	—	(1,647)	(1,647)
Capital expended for property and equipment	(207)	(190)	(10)	(407)
Other investing activities, net	(115)	4	(9)	(120)
Net cash provided (used) by investing activities	(1,072)	(183)	(1,659)	(2,914)
Cash flows from financing activities:
Borrowings of debt	3,933	288	1,599	5,820
Repayments of debt	(3,103)	(42)	(1,674)	(4,819)
Proceeds from issuance of Series C Formula One common stock	—	—	1,938	1,938
Subsidiary shares repurchased by subsidiary	(996)	—	—	(996)
Cash dividends paid by subsidiary	(45)	—	—	(45)
Taxes paid in lieu of shares issued for stock-based compensation	(91)	—	(4)	(95)
Other financing activities, net	11	—	1	12
Net cash provided (used) by financing activities	(291)	246	1,860	1,815
Effect of foreign exchange rate changes on cash and cash equivalents	—	—	7	7
Net increase (decrease) in cash and cash equivalents	(53)	22	252	221
Cash and cash equivalents at beginning of period	287	107	168	562
Cash and cash equivalents at end of period	$234	129	420	783

LIBERTY MEDIA CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Nine months ended September 30, 2016 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$471	(22)	289	738
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	235	30	7	272
Stock-based compensation	90	7	12	109
Share of (earnings) loss of affiliates, net	(11)	(6)	(26)	(43)
Unrealized (gains) losses on intergroup interest, net	—	(2)	2	—
Realized and unrealized (gains) losses on financial instruments, net	—	—	33	33
Noncash interest expense (benefit)	5	(2)	6	9
Losses (gains) on dilution of investment in affiliate	—	—	2	2
Deferred income tax expense (benefit)	319	(10)	98	407
Intergroup tax allocation	(9)	(4)	13	—
Intergroup tax (payments) receipts	2	7	(9)	—
Other charges (credits), net	22	5	(3)	24
Changes in operating assets and liabilities
Current and other assets	6	(39)	4	(29)
Payables and other liabilities	67	55	7	129
Net cash provided (used) by operating activities	1,197	19	435	1,651
Cash flows from investing activities:
Investments in and loans to cost and equity investees	—	(13)	(749)	(762)
Cash proceeds from sale of investments	—	—	61	61
Capital expended for property and equipment	(132)	(185)	(1)	(318)
Purchases of short term investments and other marketable securities	—	—	(258)	(258)
Sales of short term investments and other marketable securities	—	—	273	273
Other investing activities, net	(4)	(27)	25	(6)
Net cash provided (used) by investing activities	(136)	(225)	(649)	(1,010)
Cash flows from financing activities:
Borrowings of debt	1,387	194	438	2,019
Repayments of debt	(749)	(126)	(1)	(876)
Intergroup (payments) receipts	8	(34)	26	—
Subsidiary shares repurchased by subsidiary	(1,225)	—	—	(1,225)
Proceeds from Liberty Braves common stock rights offering	—	203	—	203
Taxes paid in lieu of shares issued for stock-based compensation	(34)	—	(9)	(43)
Other financing activities, net	51	65	(96)	20
Net cash provided (used) by financing activities	(562)	302	358	98
Net increase (decrease) in cash and cash equivalents	499	96	144	739
Cash and cash equivalents at beginning of period	112	13	76	201
Cash and cash equivalents at end of period	$611	109	220	940

NON-GAAP FINANCIAL MEASURES

SCHEDULE 1

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for the Liberty SiriusXM Group, the Braves Group and the Formula One Group, together with reconciliations to operating income, as determined under GAAP.  Liberty Media defines adjusted OIBDA as revenue less operating expenses, and selling, general and administrative expenses, excluding all stock based compensation, and excludes from that definition depreciation and amortization, restructuring and impairment charges and separately reported legal settlements that are included in the measurement of operating income pursuant to GAAP.

Liberty Media believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business' ability to service debt and fund capital expenditures.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because adjusted OIBDA is used as a measure of operating performance, Liberty Media views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Media's management considers in assessing the results of operations and performance of its assets.

The following table provides a reconciliation of adjusted OIBDA for Liberty Media to operating income calculated in accordance with GAAP for the three months ended September 30, 2016 and September 30, 2017, respectively.

QUARTERLY SUMMARY

(amounts in millions)	3Q16	3Q17
Liberty SiriusXM Group
Revenue	$1,276	$1,379

Adjusted OIBDA	482	543
Depreciation and amortization	(79)	(93)
Stock compensation expense	(36)	(42)
Operating Income	$367	$408

Formula One Group
Revenue	$—	$501

Adjusted OIBDA	(13)	104
Depreciation and amortization	(1)	(111)
Stock compensation expense	(2)	(10)
Operating Income (Loss)	$(16)	$(17)

Braves Group
Revenue	$109	$185

Adjusted OIBDA	16	48
Depreciation and amortization	(12)	(24)
Stock compensation expense	(3)	(33)
Operating Income (Loss)	$1	$(9)

Liberty Media Corporation (Consolidated)
Revenue	$1,385	$2,065

Adjusted OIBDA	485	695
Depreciation and amortization	(92)	(228)
Stock compensation expense	(41)	(85)
Operating Income	$352	$382

SCHEDULE 2

This press release also includes a presentation of adjusted EBITDA of SiriusXM, which is a non-GAAP financial measure used by SiriusXM, together with a reconciliation to SiriusXM's stand-alone net income, as determined under GAAP.  SiriusXM defines adjusted EBITDA as follows:  EBITDA is defined as net income before interest expense, income tax expense and depreciation and amortization.  SiriusXM adjusts EBITDA to exclude the impact of other income as well as certain other charges discussed below.  Adjusted EBITDA is one of the primary Non-GAAP financial measures SiriusXM uses to (i) evaluate the performance of its on-going core operating results period over period, (ii) base its internal budgets and (iii) compensate management. Adjusted EBITDA is a Non-GAAP financial measure that excludes (if applicable): (i) certain adjustments as a result of the purchase price accounting for the merger of Sirius and XM, (ii) share-based payment expense and (iii) other significant operating expense (income) that do not relate to the on-going performance of SiriusXM’s business.  SiriusXM believes adjusted EBITDA is a useful measure of the underlying trend of its operating performance, which provides useful information about its business apart from the costs associated with its capital structure and purchase price accounting.  SiriusXM believes investors find this Non-GAAP financial measure useful when analyzing past operating performance with current performance and comparing operating performance to the performance of other communications, entertainment and media companies.  SiriusXM believes investors use adjusted EBITDA to estimate its current enterprise value and to make investment decisions.  Because of large capital investments in SiriusXM’s satellite radio system, its results of operations reflect significant charges for depreciation expense.  SiriusXM believes the exclusion of share-based payment expense is useful as it is not directly related to the operational conditions of the business.  SiriusXM also believes the exclusion of the legal settlements and reserves related to the historical use of sound recordings, loss on extinguishment of debt and loss on disposal of assets, to the extent they occur during the period, is useful as they are significant expenses not incurred as part of normal operations for the period.

Adjusted EBITDA has certain limitations in that it does not take into account the impact to SiriusXM’s statements of comprehensive income of certain expenses, including share-based payment expense and certain purchase price accounting for the merger of Sirius and XM. SiriusXM endeavors to compensate for the limitations of the Non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the Non-GAAP measure.  Investors that wish to compare and evaluate operating results after giving effect for these costs, should refer to net income as disclosed in SiriusXM’s unaudited consolidated statements of comprehensive income.  Since adjusted EBITDA is a Non-GAAP financial performance measure, SiriusXM’s calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP.  The reconciliation of net income to the adjusted EBITDA is calculated as follows:

	Unaudited
	For the Three Months Ended
	September 30,
	2016	2017
($ in thousands)
Net income:	$193,901	$275,722
Add back items excluded from Adjusted EBITDA:
Purchase price accounting adjustments:
Revenues	1,813	1,813
Share-based payment expense(1)	30,020	34,891
Depreciation and amortization	67,880	79,913
Interest expense	89,092	92,634
Loss on extinguishment of debt	—	43,679
Other income	(2,370)	(86,971)
Income tax expense	111,556	108,901
Adjusted EBITDA	$491,892	$550,582

(1)	Allocation of share-based payment expense.

SCHEDULE 3

SiriusXM’s free cash flow is derived from cash flow provided by operating activities, net of additions to property and equipment, restricted and other investment activity and the return of capital from investment in unconsolidated entity.  Free cash flow is a metric that SiriusXM’s management and board of directors use to evaluate the cash generated by operations, net of capital expenditures and other investment activity.  In a capital intensive business, with significant investments in satellites, SiriusXM looks at operating cash flow, net of these investing cash outflows, to determine cash available for future subscriber acquisition and capital expenditures, to repurchase or retire debt, to acquire other companies and to evaluate SiriusXM’s ability to return capital to stockholders.  SiriusXM excludes from free cash flow certain items that do not relate to the on-going performance of the business such as cash outflows for acquisitions, strategic investments and loans to related parties.  SiriusXM believes free cash flow is an indicator of the long-term financial stability of the business.  Free cash flow, which is reconciled to "Net cash provided by operating activities," is a Non-GAAP financial measure.  This measure can be calculated by deducting amounts under the captions "Additions to property and equipment" and deducting or adding Restricted and other investment activity from "Net cash provided by operating activities" from the consolidated statements of cash flows, adjusted for any significant legal settlements.  Free cash flow should be used in conjunction with other GAAP financial performance measures and may not be comparable to free cash flow measures presented by other companies.  Free cash flow should be viewed as a supplemental measure rather than an alternative measure of cash flows from operating activities, as determined in accordance with GAAP.  Free cash flow is limited and does not represent remaining cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt maturities.  SiriusXM believes free cash flow provides useful supplemental information to investors regarding its current cash flow, along with other GAAP measures (such as cash flows from operating and investing activities), to determine SiriusXM’s financial condition, and to compare its operating performance to other communications, entertainment and media companies.  Free cash flow is calculated as follows:

	Unaudited
	For the Three Months Ended
	September 30,
	2016	2017
($ in thousands)
Cash flow information
Net cash provided by operating activities	$421,816	$521,228
Net cash used in investing activities	$(65,289)	$(391,367)
Net cash used in financing activities	$(260,598)	$(93,046)
Free cash flow
Net cash provided by operating activities	$421,816	$521,228
Additions to property and equipment	(65,074)	(87,200)
Purchases of restricted and other investments	(215)	(240)
Free cash flow	$356,527	$433,788